SCHEDULE 14A INFORMATION

                         Securities Exchange Act of 1934

Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                          Columbus McKinnon Corporation
--------------------------------------------------------------------------------
                    (Exact Name as Specified In its Charter)

                  The Columbus McKinnon Shareholders Committee
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[_]  $500 per each party to the controversy pursuant to Exchange Act
       Rule 14a-6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
--------------------------------------------------------------------------------
1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)
--------------------------------------------------------------------------------
4) Proposed maximum aggregate value of transaction:

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.
--------------------------------------------------------------------------------

     [_]Check box if any part of the fee is offset as provided  by Exchange  Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount previously paid:
          2)   Form, Schedule or Registration Statement No.:
          3)   Filing Party:
          4)   Date Filed:

CONTACT:
--------
STANLEY J. KAY
MACKENZIE PARTNERS, INC.
(212) 929-5940


FOR IMMEDIATE RELEASE:
----------------------

                    COLUMBUS McKINNON SHAREHOLDERS COMMITTEE
                     CALLS MANAGEMENT LAWSUIT WITHOUT MERIT

       COMMITTEE WILL NOT BE DETERRED BY MANAGEMENT'S INTIMIDATION ATTEMPT

NEW YORK, NEW YORK, MAY 26, 1999 - The Columbus McKinnon Shareholders Committee announced today that it found the lawsuit alleging 13D and proxy violations filed by the management of Columbus McKinnon Corp. (NASDAQ:CMCO) completely without merit.

The Committee stressed its concern that management and the incumbent Board would choose to frivolously spend shareholder funds to fight its own shareholders instead of permitting all shareholders to freely decide between competing slates of nominees for election to the Columbus McKinnon Board.

Jeffrey E. Schwarz, speaking for the Committee, stated, "We are appalled that management is spending shareholder money on litigation against major, long-time shareholders in order to further entrench themselves. Management and the Board should know that we intend to press forward with our election contest and that we will not be deterred by their transparent attempt to intimidate us with this meritless lawsuit."

Mr. Schwarz continued, "We believe management should let the shareholders-- the real owners of Columbus McKinnon-- exercise their fundamental right to decide for themselves whom they prefer to comprise the Board of their Company. The Committee intends to offer a slate dedicated to evaluating all alternatives to maximize the value of the Company, while the incumbent Board, in our opinion, provides only a business-as-usual approach, which disregards shareholders' interests in maximizing the value of their investments."

                      ------------------------------------

         The Committee is composed of Metropolitan Capital Advisors, Inc., which beneficially owns 366,800 shares of Columbus McKinnon common stock; Metropolitan Capital III, Inc., which beneficially owns 240,600 shares; Lakeway Capital Partners, LLC, which beneficially owns 120,450 shares; Scoggin, Inc., which beneficially owns 322,500 shares; and Scoggin, LLC, which beneficially owns 153,200 shares. The Committee's collective beneficial ownership, including shares owned by certain affiliates of Committee members, of approximately 1,245,545 shares, represents about 8.49% of Columbus McKinnon's outstanding common stock.

                  ---------------------------------------------

                       ADDITIONAL PARTICIPANT INFORMATION

         In addition to the participants named above, the following individuals and entities also may be deemed to be participants in the Committee's proxy solicitation: Bedford Falls Investors, L.P., of which Metropolitan Capital
Advisors,  L.P.  is the sole  general  partner,  of which  Metropolitan  Capital
Advisors, Inc. is the sole general partner; Metropolitan Capital Advisors International Limited, of which Metropolitan Capital Partners III, L.P. is the investment advisor, of which Metropolitan Capital III, Inc. is the sole general partner; Jeffrey E. Schwarz and Karen Finerman, as shareholders, directors and executive officers of Metropolitan Capital Advisors, Inc. and Metropolitan Capital III, Inc.; Yaupon Partners, L.P. and Yaupon Partners II, L.P., of which Lakeway Capital Partners, LLC is the sole general partner; Robert F. Lietzow, Jr., as managing member of Lakeway Capital Partners, LLC; Scoggin Capital
Management, L.P., of which Scoggin, Inc. is the sole general partner; Scoggin International Fund, Ltd., of which Scoggin, LLC is the investment advisor; and Curtis Schenker and Craig Effron, as shareholders, directors and executive officers of Scoggin, Inc. and managing members of Scoggin, LLC.

         A further description of the interests held by each of the above-named participants is contained in the Schedule 13D filed by the Committee and each of its members on May 6, 1999, as supplemented and amended by Amendment No. 1 to
Schedule 13D filed with the Commission on May 24, 1999.